                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             LINDBERG CORPORATION
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (4) Date filed:

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

                              LINDBERG CORPORATION
                             6133 NORTH RIVER ROAD
                                   SUITE 700
                            ROSEMONT, ILLINOIS 60018

LEO G. THOMPSON
President and
Chief Executive Officer

                                                            March 26, 1997




TO OUR STOCKHOLDERS:

     You are cordially invited to attend the annual meeting of stockholders of Lindberg Corporation, which will be held in the Auditorium at Riverway, 6133 North River Road, Rosemont, Illinois, on Friday, April 25, 1997, at 9:00 a.m., Chicago time.

     At the meeting, management will review with you the Company's performance during the past year and major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations.

     To assure that your shares are represented at the meeting, please return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

                                        Sincerely yours,

                                       /s/Leo G. Thompson

                              LINDBERG CORPORATION





                                   __________





                    Notice of Annual Meeting of Stockholders


                                 APRIL 25, 1997


     The annual meeting of stockholders of Lindberg Corporation will be held in the Auditorium at Riverway, 6133 North River Road, Rosemont, Illinois on Friday, April 25, 1997, at 9:00 a.m., Chicago time, for the following purposes:

     1.   To elect two Class III directors.

     2.   To approve amendments to the 1991 Stock Option Plan for
          Directors.

     3. To transact such other business as may properly come before the meeting.

     All stockholders of record at the close of business on March 10, 1997, are entitled to vote at the meeting. A list of stockholders of the Company entitled to vote at the meeting will be kept at the offices of the Company for a period of ten days prior to the meeting.

     Stockholders who do not intend to be present at the meeting in person are requested to mark, date, sign and return the enclosed proxy, which does not require postage if mailed in the United States.

                                        S. S. PENLEY
                                        Secretary

Rosemont, Illinois

March 26, 1997

                              LINDBERG CORPORATION

                             6133 NORTH RIVER ROAD

                                   SUITE 700

                           ROSEMONT, ILLINOIS  60018



                                  ___________

                                                               March 26, 1997
                                Proxy Statement


                         ANNUAL MEETING OF STOCKHOLDERS

     This proxy statement is furnished in connection with the solicitation by the board of directors of Lindberg Corporation (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held on April 25, 1997, and at any adjournments of such meeting. Stockholders who execute proxies may revoke them at any time before they are voted, either in person at the meeting, by written notice to the Secretary at the above address, or by delivery of a later-dated proxy.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     The Company had outstanding on the record date for the meeting 4,801,591 shares of common stock. Each share has one vote, without the right to cumulate votes in the election of directors. All stockholders of record at the close of business on March 10, 1997, are entitled to vote at the meeting.

                           THE ELECTION OF DIRECTORS

     The board of directors proposes the election of J. W. Puth and L. G. Thompson as Class III directors, each of whom is an incumbent Class III director. It is intended that shares represented by properly executed proxies will be voted, in the absence of contrary instructions, for the election of Messrs. Puth and Thompson as directors. Directors are elected by a plurality of the votes cast by the holders of common stock at a meeting at which a quorum is present. This means that the individual receiving the largest number of votes cast will be elected. Broker non-votes, abstentions and proxies specifying "withhold authority" are counted for purposes of establishing a quorum, but will have no effect on the election. Should a nominee become unable to accept nomination or election, which management does not anticipate, the proxies may be voted for such other person as shall be determined by the board of directors in its discretion.

     The following table sets forth information concerning each nominee for Class III director and each Class I and Class II director.



Name, Year
First Elected             Principal Occupation for Last
Director and Age          Five Years and Public Company Directorships
----------------          -------------------------------------------
                       NOMINEES FOR TERM EXPIRING IN 2000 (CLASS III)

J. W. Puth........ President, J. W. Puth Associates (industrial consultants) since
1987--68           December 1987; also a director of L.B. Foster Co., System Software
                   Associates, Inc., U.S. Freightways Corporation, Allied Products
                   Corporation, A.M. Castle & Co. and Brockway Standard Holdings
                   Corporation.

L. G. Thompson.... President and Chief Executive
                   Officer of the Company since January 1991. 1987--56


                       DIRECTORS WHOSE TERM EXPIRES IN 1998 (CLASS I)

Dr. R. F. Decker.. President and Chief Executive Officer, University Science
1987--66 Partners, Inc. (a general partnership that funds, develops and commercializes university and national laboratory technology) since August 1986; Chairman since December 1988,
                   Chief Executive Officer from December 1988 to April 1993, of
                   Thixomat, Inc. (a general partnership formed to promote and commercialize Thixomolding(TM) technology and in which the Company has a minority investment)(1). Also a director of Wavemat, Inc.

R.A. Jean......... Executive Vice President and Chief Operating Officer, Varlen
1995--54           Corporation (manufacturer of engineered products) since
                   February 1993, Group Vice President from August 1988 to
                   January 1993.

                       DIRECTORS WHOSE TERM EXPIRES IN 1999 (CLASS II)

G. H. Bodeen...... Chairman of the Board of the Company since December 1980 and
1960--73           Chief Executive Officer from April 1965 to December 1990.

J.T. Schanck...... Retired; Vice Chairman from September 1986 to December 1988
1975--66           of Illinois Tool Works Inc. (producer of specialty engineered products and systems).

(1) Dr. Decker owns a 37% interest in University Science Partners, Inc., which owns a 31% equity interest in Thixomat, Inc., in which the Company owns a 14% interest.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION
OF EACH OF THE FOREGOING NOMINEES FOR DIRECTORS.              ---

FUNCTIONING OF THE BOARD AND COMMITTEES

     The Company's board of directors has an executive compensation committee, an audit committee and a finance committee.

     Members of the executive compensation committee are J. T. Schanck, chairman, G. H. Bodeen and J. W. Puth. The committee reviews the performance of the Company's Chief Executive Officer, makes recommendations to the full board of directors with respect to salary policy and compensation of senior officers, and administers the 1991 Stock Option Plan for Key Employees. The committee also performs the function of a nominating committee, reviewing and making recommendations to the full board with respect to candidates for membership on the board and the qualifications and responsibilities of members of the board. The committee will consider persons brought to its attention by officers, directors and stockholders. Proposals may be submitted to the committee at the address shown on page one of this proxy statement, attention of the Secretary. During 1996, the committee met twice.

     Members of the audit committee are R. F. Decker, chairman, R. A. Jean, J.
W. Puth and J. T. Schanck. Its responsibilities are to review audit procedures and the scope of examination by the Company's independent public accountants, results of the annual audit by the Company's independent public accountants, internal audit procedures, and to recommend to the full board annually the independent public accountants. During 1996, the committee met once.

     Members of the finance committee are J. W. Puth, chairman, G. H. Bodeen,
R. A. Jean and L. G. Thompson. The committee reviews and makes recommendations to the full board regarding capital investments, dividend policy and major financial matters. During 1996, the committee met once.

     The board of directors of the Company met on five occasions during 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION OVERVIEW

     The Company compensates its executive officers at competitive levels while at the same time structuring that compensation in a manner that links executive compensation to the performance of the Company. The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                  Long Term
                                          Annual Compensation   Compensation
                                          --------------------  ------------
                                                                 Securities
                                                                 Underlying
                                           Salary    Bonus        Options
Name and Principal Position      Year        ($)    ($)(1)        (#)(2)
---------------------------      ----      -------  -------     ----------
L. G. Thompson.................  1996      268,764   67,950        24,000
  President and Chief Executive  1995      250,000  159,725             0
  Officer                        1994      225,000  168,750        22,000

S. S. Penley...................  1996      144,000   25,500         7,000
  Senior Vice President and      1995      135,000   60,375             0
  Chief Financial Officer        1994      120,000   63,000         9,000

M. W. Nelson...................
  Senior Vice President and      1996      144,000   48,950        10,000
  President of Heat Treat        1995      135,000   80,850             0
  Operations                     1994      120,000   58,375        14,000

---------------------

(1)  Cash bonuses.

(2) Options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in four equal annual installments commencing on the first anniversary of the grant. The exercise price for shares granted under such options is their fair market value at the time of grant.



     Compensation of non-employee directors consists of an annual retainer fee of $20,000 and a fee of $1,000 for each board or committee meeting attended.
In addition, each committee chairman receives $2,000 per year. Under the Company's 1991 Stock Option Plan for Directors, each non-employee director is granted, upon becoming a director, an option to purchase 9,000 shares of the Company's common stock, exercisable in equal installments on each of the first, second, and third anniversaries of the grant. The exercise price for shares granted under such plan is their fair market value at the time of grant. See "Proposed Amendments to the 1991 Stock Option Plan for Directors" beginning at page 9.

     In addition to his consulting fee described in the next paragraph and the non-employee director fee described in the previous paragraph, Mr. Bodeen received a fee of $37,500 as Chairman of the Board in 1996.

     Mr. Bodeen retired as an employee of the Company effective January 1, 1991 and entered into an agreement to provide consulting services to the Company.
In consideration for the consulting services, Mr. Bodeen receives annual compensation of $100,000 until December 31, 2000, and certain perquisites consistent with the position. The agreement prohibits Mr. Bodeen from competing with the Company during the term of the agreement. In the event that during the term of the agreement Mr. Bodeen becomes permanently disabled or dies, he or his wife will receive annually one-half the amount of compensation he would have otherwise received under the agreement.

     In addition to his fees as a Director, Chairman of the Board and consultant described above, Mr. Bodeen receives annual retirement benefits of $91,017 under the Company's Supplemental Retirement Benefits Plan.

OPTION GRANTS AND EXERCISES IN 1996 AND TABLE OF YEAR-END OPTION VALUES

     The Company granted options to its executive officers and some of its other employees in 1996. The following table sets forth information concerning individual grants of stock options to the Company's executive officers during 1996.

                             OPTION GRANTS IN 1996

                                                                      Potential Realizable
                                                                         Value at Annual
                                                                            Rates of
                              Percent of                                   Stock Price
                             Total Options  Exercise                     Appreciation For
                 Number of    Granted to     Price                         Option Term
                  Options     Employees In    Per     Expiration  ------------------------------
Name            Granted (1)   Fiscal Year   Share(2)     Date     0%(3)        5%(4)    10%(4)
--------------  -----------  -------------  --------  ----------  ---      -----------  --------
L. G. Thompson       24,000           32.9     $7.50  01/27/06     $0         $113,202  $286,874
S. S. Penley          7,000            9.6      7.50  01/27/06      0           33,017    83,671
M. W. Nelson         10,000           13.7      7.50  01/27/06      0           47,167   119,531

-----------------------------

(1) Options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in four equal annual installments commencing on the first anniversary of the grant.

(2)  Market price of the Company's common stock at the time of grant.

(3) This column is included to show that, as the options have an exercise price of market price at grant, the optionees will realize gains only when there is an increase in the stock price above the exercise price, in which event all stockholders will benefit commensurately.

(4) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. These amounts are based on the assumption that the named executives hold the options granted for the full term of their options and that the price of the Company's common stock appreciates at assumed rates of 5% and 10%, respectively, compounded annually over the term of the options. The actual value of the options will vary in accordance with the market price of the Company's common stock.

     The following table sets forth the aggregate gross value realized of options exercised (market price on date of exercise less exercise price) by executive officers during the fiscal year ended December 31, 1996 and year-end value of unexercised options held by the executive officers on December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          Number of Securities         Value of Unexercised
                                         Underlying Unexercised        In-the-Money Options
                   Shares                  Options at 12/31/96             at 12/31/96
                Acquired on    Value    -------------------------  -----------------------------
Name            Exercise (#)  Realized  Exercisable/Unexercisable    Exercisable/Unexercisable
--------------  ------------  --------  -------------------------  -----------------------------
L. G. Thompson         3,000   $19,875  33,000/42,000                    $127,875 /$102,750
S. S. Penley           5,000    21,375  22,250/14,750                      65,219 /  43,406
M. W. Nelson               0         0  14,500/22,500                      52,938 /  70,813


EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     In 1996, the Company entered into employment agreements with L. G. Thompson and S. S. Penley which provide for the payment of compensation and benefits in the event of termination following a change in control of the Company. Each executive whose employment is terminated following a change in control will receive compensation pursuant to the agreement only if the termination was by the Company without cause or by the executive for good reason. Once effective, the agreements provide, in addition to unpaid ordinary compensation and benefits, a lump sum cash payment equal to the executive's annual compensation times 3.0 with respect to L. G. Thompson and 2.5 with respect to S. S. Penley.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the executive compensation committee are J. T. Schanck, chairman, G. H. Bodeen and J. W. Puth. G. H. Bodeen currently holds the office of Chairman of the Company, and was, until January 1, 1991, the Chief Executive Officer of the Company. J. W. Puth is the owner of J. W. Puth Associates, to which the Company pays approximately $21,000 per year for rent and secretarial services for the office that G. H. Bodeen rents from J. W. Puth Associates.

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives are made by the three-member executive compensation committee of the board. Each member of the executive compensation committee is a non-employee director. The committee establishes the compensation of L. G. Thompson, Chief Executive Officer, based on its evaluation of Mr. Thompson's performance. It establishes the compensation of the other officers of the Company in consultation with Mr. Thompson. All decisions by the executive compensation committee relating to the compensation of all the Company's officers are reviewed by the full board. Set forth below is the report submitted by Messrs. Schanck, Bodeen and Puth in their capacity as the board's executive compensation committee.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     The executive compensation committee's executive compensation policies are designed to provide competitive levels of compensation that integrate with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

     The executive compensation committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements help align management's and stockholders' interests in enhancing stockholder value. The committee has recommended that incentive pay tied to objective performance of the Company and stock-based incentives should be significant elements of the compensation for the executive officers.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1 million per each such executive, is not relevant at the current levels of compensation of the Company's executive officers.

RELATIONSHIP OF PERFORMANCE UNDER COMPENSATION PLANS

     The primary measure of performance utilized under the Company's compensation plans each year is targeted versus actual annual net earnings. Actual versus targeted annual net earnings for the Company as a whole accounted for up to 100% of each executive officer's target level of bonuses for 1996, with business unit earnings performance criteria accounting for the rest in the case of Mr. Nelson. Annual operating targets utilized for purposes of evaluating annual bonuses are developed by the Company's senior officers, including Mr. Thompson. They are subsequently approved by the board of directors. In the event that the minimum threshold level of target net earnings is not attained, no cash bonus is paid. In 1996, the executive compensation committee awarded cash bonuses to the executive officers based on earnings performance objectives approved by the board.

OTHER COMPENSATION PLANS

     At various times in the past the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain retirement, life and health insurance plans. In addition, in 1994 the Board of Directors approved a Supplemental Executive Retirement Benefits Plan (the "Supplemental Plan"). Under the Supplemental Plan, benefits are payable to participants to the extent such benefits exceed the maximum benefits payable under the Lindberg Corporation Pension Plan (the "Pension Plan") (by federal law, deductibility of benefits is limited to those based on maximum annual covered compensation of $150,000 per individual). Benefits under these plans are not directly or indirectly tied to Company performance. Messrs. Thompson, Penley and Nelson are participants in the Supplemental Plan. (See also "Pension and Retirement Plans.")

CEO COMPENSATION

     The executive compensation committee establishes the annual base salary of the Chief Executive Officer. In setting the base salary of the Chief Executive Officer, the committee considers a number of factors, including competitive compensation data, the individual's experience, responsibility and job performance. The committee considers the same factors in establishing the Chief Executive Officer's incentive pay.

     Mr. Thompson has been Chief Executive Officer since January 1, 1991. His compensation consists of annual base salary, currently at $268,764, incentive cash awards and stock option grants. For 1996, the Company awarded Mr. Thompson a cash bonus of $67,950, which was based entirely on objective performance as measured by actual net earnings against target net earnings.

MARCH 10, 1997

                                   EXECUTIVE COMPENSATION COMMITTEE
                                   J. T. Schanck (Chairman)
                                   G. H. Bodeen
                                   J. W. Puth

PENSION AND RETIREMENT PLANS

     The executive officers of the Company are covered by the Pension Plan.
The Pension Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). In addition, they are participants in the Supplemental Plan. The following table shows estimated annual benefits payable upon retirement under the Pension Plan and the Supplemental Plan to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based on the assumption that both plans will continue in effect and that the participant retires at age 65. Benefits are not subject to reduction for Social Security benefits. At December 31, 1996, the credited years of service under the Plan for Messrs. Thompson, Penley and Nelson were 9, 9 and 13, respectively. Currently, they are the only participants in the Supplemental Plan. See "Executive Compensation Committee Report on Executive Compensation--Other Compensation Plans."

                            Years of Service
Final Average  ------------------------------------------------
Compensation    10        15          20        25          30
-------------  ----      ----        ----      ----        ----
$150,000     $25,050   $ 37,575   $ 50,100   $ 62,625   $ 75,150
 200,000      33,400     50,100     66,800     83,500    100,200
 250,000      41,750     62,625     83,500    104,375    125,250
 300,000      50,100     75,150    100,200    125,250    150,300
 350,000      58,450     87,675    116,900    146,125    175,350
 400,000      66,800    100,200    133,600    167,000    200,400
 450,000      75,150    112,725    150,300    187,875    225,450

DEFINED CONTRIBUTION PLANS

     All of the executive officers are eligible to participate in one of the Company's 401(k) defined contribution plans. Under these plans, the Company matches 50% of the participant's contributions up to 4% of compensation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The chart below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the Wilshire Next 1750 Universe index (an index of the stocks of 1,750 companies that have market capitalizations ranging from $70 million to $725 million), and (ii) a peer group of publicly-traded companies that are similar in size and produce products and perform services similar to those of the Company. The companies in the peer group are Ampco-Pittsburgh Corporation, Steel Technologies Inc. and Fansteel Inc., and each company's contribution to the peer group's total value is weighted based on that company's market capitalization. The chart is based on an investment of $100 on December 31, 1991, and assumes that all dividends were reinvested. The chart is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock. The chart and related data were furnished by Wilshire Associates, a Santa Monica, California-based financial and investment firm.

                              FIVE YEAR CUMULATIVE

                                 TOTAL RETURNS


                               [PERFORMANCE GRAPH]


Total returns assume dividends reinvested on ex-date.
Fiscal year ending December 31.



                      12/31/91  12/31/92  12/31/93  12/30/94  12/29/95  12/31/96
                      --------  --------  --------  --------  --------  --------
Lindberg Corporation      $100      $ 92      $124      $178      $199      $305

Peer Group -- Metal
Processors                $100      $122      $175      $147      $127      $159

Wilshire Next 1750        $100      $119      $139      $137      $179      $207

                           PROPOSED AMENDMENTS TO THE

                      1991 STOCK OPTION PLAN FOR DIRECTORS

     The board of directors of the Company has adopted amendments to the 1991 Stock Option Plan for Directors (the "Plan"), subject to approval by stockholders. The principal amendments are to (i) authorize the board of directors to grant options under and administer the Plan, (ii) increase the number of shares of common stock covered by the Plan from 72,000 to 150,000,
(iii) remove the prohibition against any director holding options on more than 9,000 shares, (iv) allow payment of the exercise price by delivery or withholding of shares of common stock of the Company which the optionee otherwise owns or is entitled to upon exercise, valued for this purpose at their fair market value on the date of exercise, (v) remove the April 25, 2001 termination date of the Plan, (vi) allow exercise in full for the full term of an option in the event of death, permanent disability or retirement at the normal retirement age for the Company's directors, and (vii) provide that options shall be fully exercisable in the event of a change in control of the Company.

     The Plan, a copy of which (as proposed to be amended) accompanies this proxy statement as Appendix A, is designed to attract and retain well-qualified directors who are not employees of the Company, thus promoting the interests and long-range prospects of the Company and its stockholders.

     The Plan currently covers 72,000 shares of the Company's common stock, which may be granted only to directors who are not employees of the Company. The present Plan grants to each newly-elected director an option to purchase 9,000 shares of the Company's common stock. Under the proposed amendments, the Plan will cover 150,000 shares, and authorize the board to grant additional options to directors.

     The option price for shares granted under the Plan is the fair market value of the stock at the time of grant. Options may be exercised by giving written notice to the Company specifying the number of shares to be purchased, accompanied by the full purchase price in cash or by certified or cashier's check. If the proposed amendments are approved, payment of the purchase price may also be made by delivering or withholding shares of common stock of the Company which the optionee otherwise owns or is entitled to upon exercise, valued for this purpose at their fair market value on the date of exercise.

     Under the current Plan, all options are for a term of ten years from the date of grant and become exercisable with respect to one-third of the shares subject to the option on each of the first three anniversaries of their grant. Under the proposed amendments, (i) the board of directors may grant additional options to directors and determine if such options shall be exercisable in installments and their term (but not longer than ten years from the date of grant) and, (ii) currently outstanding and future options will be exercisable in full for the remainder of their term in the event a director dies, becomes permanently disabled or retires at the normal retirement age for the Company's directors. Options will also become exercisable in full in the event of a change in control of the Company, as defined in the amendments to the Plan.

     The board of directors of the Company at its January 1997 meeting granted options under the Plan as proposed to be amended to purchase 7,500 shares at an exercise price of $9.00 per share to each of Messrs. Puth, Decker, Bodeen and Schanck. Such options are for ten year terms, and become exercisable with respect to one-third of the shares subject to the option on each of the first three anniversaries of the grants. Each of the outstanding options to purchase 9,000 shares held by such persons, and the option to purchase 9,000 shares held by Mr. Jean, were also amended to provide terms of exercise as described in the last two sentences of the preceding paragraph. The board expects to also grant a 7,500 share option to Mr. Jean after he has served for three years as a director. The grants of options, and the amendments to existing options, are subject to approval of the proposed amendments to the Plan by stockholders.

     The Plan now provides that it shall be administered by a committee composed of one or more directors of the Company who are salaried employees of the Company. If the amendments are approved, the Plan will be administered by the board of directors, and the board of directors will be authorized to grant options, to interpret the Plan and to establish and modify such rules and regulations as it deems necessary and appropriate. The board of directors may amend or discontinue the Plan at any time provided that no such amendment or discontinuance may change or impair any option previously granted without the consent of the optionee.

     In the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares.

     Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution.

     The Company understands that under existing federal income tax law (i) no income will be recognized to the optionee at the time of grant of an option under the Plan, (ii) upon exercise of an option, the optionee will be required to treat as ordinary income the difference on the date of exercise between the option price and the fair market value of the stock purchased, and the Company will be entitled to a deduction equal to such amount, and (iii) assuming the shares received upon the exercise of such option constitute capital assets in the optionee's hands, any gain or loss upon disposition of the shares (measured by reference to the fair market value of the shares on the date of exercise) will be treated as capital gain or loss which will be long-term if the shares have been held longer than one year.

     On March 10, 1997, the closing bid price of the Company's common stock on The Nasdaq Stock Market as reported in The Wall Street Journal was $9.00 per
share.                                 -----------------------

                  VOTE NECESSARY TO APPROVE AMENDMENTS TO PLAN

     The affirmative vote of the holders of a majority of the shares of the Company's common stock present and entitled to vote at the annual meeting is necessary to approve the amendments. Unless otherwise instructed, proxies will be voted in favor of the approval of the amendments. Broker non-votes and abstentions will not be included in calculating the number of votes cast on the amendments.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF
THE AMENDMENTS TO THE 1991 DIRECTORS PLAN.                    ---

                                STOCK OWNERSHIP

     The following table sets forth information as of March 1, 1997 (except as otherwise noted) concerning shares of common stock of the Company beneficially owned by each person known to the Company to own more than 5% of its outstanding shares, and by the Company's directors and executive officers.

                                                        Number
                                                      of Shares      Percent of
                                                     Beneficially    Outstanding
                Name and Address                       Owned(1)        Shares
-------------------------------------------------  ----------------  -----------
5% STOCKHOLDERS

Ira Sochet ......................................  494,700(2)         10.3
 9350 S. Dixie Highway
 Suite 1260
 Miami, Florida  33156

The Killen Group, Inc. ..........................  377,210(3)          7.9
 1199 Lancaster Avenue
 Berwyn, Pennsylvania  19312

Bank of America Illinois and G. H. Bodeen,
 as co-trustees of trusts created
 under the will of L. A. Lindberg and co-executors
 of the S. Lindberg estate ......................  317,125(4)          6.6
 231 South LaSalle Street
 Chicago, Illinois 60693

Nancy L. Bodeen(5) ..............................  310,671             6.5
 1180 Whitebridge Hill
 Winnetka, Illinois 60093

Dimensional Fund Advisors Inc. ..................  279,300(6)          5.8
 1299 Ocean Ave., 11th Floor
 Santa Monica, California  90401

DIRECTORS AND EXECUTIVE OFFICERS

G. H. Bodeen ....................................  411,875(4)(7)(8)    8.6
R. F. Decker ....................................   10,500(8)             (9)
R. A. Jean ......................................    3,500(8)             (9)
J. W. Puth ......................................   10,000(8)             (9)
J. T. Schanck ...................................   10,000(8)             (9)
L. G. Thompson ..................................  121,000(8)          2.5
S. S. Penley ....................................   37,000(8)             (9)
M. W. Nelson ....................................   27,200(8)             (9)
All directors and executive officers as a group
 (8 persons) ....................................  631,075(10)        12.9

____________________
(1)  Sole voting and dispositive power, except as otherwise indicated.

(2) Based on report of ownership on amendment to Schedule 13D, dated February 18, 1997, filed with the Securities and Exchange Commission reporting ownership as of February 25, 1997.

(3) Based on a report of ownership on Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission reporting ownership as of December 31, 1996. The Killen Group, Inc. has sole power to vote 96,400 shares.

(4) Bank of America Illinois and G. H. Bodeen have shared voting and G. H. Bodeen has sole dispositive power as to shares in their capacities as co-trustees of trusts created under the will of L. A. Lindberg and as co-executors of the estate of S. Lindberg.

(5) Nancy Bodeen and her sister are the beneficiaries of the trust created under the will of L. A. Lindberg. Mrs. Bodeen is the wife of G. H. Bodeen, Chairman of the Board of the Company.

(6) Based on a report of ownership on amendment to Schedule 13G, dated February 4, 1997, filed with the Securities and Exchange Commission reporting ownership as of December 31, 1996. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 279,300 shares as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust, and DFA Participations Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(7) G. H. Bodeen has sole voting and sole dispositive power over 94,750 shares which includes 75,750 shares he owns directly, 9,000 shares subject to currently exercisable options, and 10,000 shares held by his personal retirement trust of which he is co-trustee and co-beneficiary.

(8) Includes shares subject to stock options which are currently exercisable or become exercisable within 60 days of March 1, 1997, as follows: G. H. Bodeen, R. F. Decker, J. W. Puth, and J. T. Schanck, 9,000 shares each; R.
     A. Jean, 3,000 shares; L. G. Thompson, 46,000 shares; S. S. Penley, 28,000 shares; and M. W. Nelson, 20,000 shares.

(9)  Less than 1% of the outstanding shares of the Company.

(10) Includes 317,125 shares with shared voting power, and 133,000 shares subject to stock options which are currently exercisable or become exercisable within 60 days of March 1, 1997.


                              FINANCIAL STATEMENTS

     Stockholders are referred to the annual report for the fiscal year ended December 31, 1996, which is enclosed with this proxy statement, for financial and other information about the activities of the Company for such fiscal year, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                                 OTHER BUSINESS

     Management knows of no other matters which will be brought before the meeting. However, if any other matter is properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters. For business to be properly brought before the meeting by a stockholder, including nominations for director, notice in proper written form must be given to the Secretary not less than 30 days or more than 60 days before the meeting and otherwise in compliance with the Company's By-Laws.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered for inclusion in proxy material for the Company's annual meeting of stockholders in April 1998 must be received at the principal executive office of the Company no later than November 25, 1997.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     During 1996, the Company engaged Arthur Andersen LLP as its independent public accountants.

     The appointment of auditors is approved annually by the board of directors, upon recommendation of the audit committee. The audit committee expects to recommend that Arthur Andersen LLP be selected as auditors for 1997.

     It is expected that a representative of Arthur Andersen LLP will be present at the annual meeting of stockholders, with the opportunity to make a statement and to respond to appropriate questions by stockholders.

                                    GENERAL

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mails, officers, directors and employees of the Company may solicit proxies on its behalf by means of telephone or telegraph. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and reimburse them for their reasonable out-of-pocket costs.

     Management does not know of any other matters that may come before the meeting. In the event that other matters should properly come before the meeting and are submitted for a vote, the individuals named in the proxy will vote in accordance with their judgment on such matters.

                                        By Order of the Board of Directors

                                        S. S. PENLEY
                                        Secretary

                                                               APPENDIX A


                      1991 STOCK OPTION PLAN FOR DIRECTORS

     1. Purpose. The purpose of the 1991 Stock Option Plan for Directors (the "Plan") is to help attract and retain well-qualified directors who are not employees of the Company, thus promoting the interests and long-range prospects of the Company and its stockholders. Options granted under this Plan are not "Incentive Stock Options" as defined in section 422 of the Internal Revenue Code.

     2. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company. The Board is authorized to select optionees, to establish the number of shares and other terms applicable to each option, and to interpret the Plan and the options granted thereunder, and to establish and modify such rules and regulations as it deems necessary and appropriate. The Board's interpretation of the Plan and options granted thereunder is conclusive.

     3. Eligibility for Options. Directors who are not salaried employees of the Company shall be eligible for options under the Plan.

     4. Granting of Options. Options shall be granted to eligible directors of the Company as follows:

        (i)  Each person upon his or her first
             election as a director of the Company shall be granted an option to purchase 9,000 shares of the Company's common stock ("Initial Option"); and

        (ii) Each director shall be eligible to
             receive additional options, as determined from time to time by the Board of Directors ("Additional Options").

     The aggregate number of shares which shall be available to be optioned under the Plan shall be 150,000 shares. Such number of shares, and the number of shares subject to options outstanding under the Plan, shall be subject in all cases to adjustment as provided below. If an option expires or is terminated unexercised as to any shares, such released shares may again be optioned.

     5. Price. The option price for shares granted under the Plan shall be the fair market value of the shares subject to option on the date the option is granted.

     6. Exercise of Options. Each Initial Option granted under the Plan shall become exercisable in three equal installments, one-third becoming exercisable one year after the date of the grant, one-third becoming exercisable two years after the date of the grant, and one-third becoming exercisable three years after the date of the grant. Each Additional Option shall become exercisable in such installments, if any, as shall be determined by the Board of Directors at the time of grant.

     An optionee may exercise his or her option by giving written notice to the Company specifying the number of shares to be purchased, accompanied by full payment therefor in cash, or by certified or cashier's check. Payment of the exercise price may also be made by the delivery or withholding of shares of common stock of the Company which the optionee otherwise owns or is entitled to upon exercise, valued for this purpose at their fair market value on the date of exercise.

     The Company may require an optionee to deliver at the time of exercise a written representation of present intention to purchase shares for investment and not for distribution.

     7. Change in Control. Any option granted under the Plan to an optionee who is a director of the Company on the day preceding a "Change in Control" shall be immediately exercisable in full on such day and thereafter during its specified term. The words "Change in Control" shall mean the occurrence, at any time during the specified term of an option granted under the Plan, of any of the following events:

           (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, or there is an offer to holders of the common stock generally relating to the acquisition of their shares, and as a result of such merger, consolidation, reorganization or offer, less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation, reorganization or offer;

           (b) The Company sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 75% of the outstanding voting securities or other capital interests of which are owned in the aggregate, directly or indirectly, by the persons who were stockholders of the Company immediately before or after such sale; or

           (c) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     8. Duration and Termination of Options. Initial Options granted under the Plan will expire ten years from the date of grant. Additional Options granted under the Plan will expire at such time as determined by the Board of Directors at the time of grant, but not more than ten years after the date of grant. In the event of the death, permanent disability or retirement at normal retirement age for the Company's directors of an optionee while serving as a director of the Company, his or her option shall be fully exercisable (without regard to installments) for the remainder of its term. In the event an optionee's services as a director of the Company terminate for any other reason, his or her option shall be exercisable for three months after the date of termination, but only to the extent installments were exercisable at the date of termination (and in no event after the expiration of such three-month period or the expiration of the term of the option). An option may be exercised during its term by the estate of a deceased optionee or the person or persons who acquire the right to exercise such option by bequest or inheritance. For purposes of the Plan, a person shall be considered to be "permanently disabled" if the person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months, and the existence of such disability is established by medical evidence satisfactory to the Company.

     9. Other. Options are not transferable otherwise than by will or the laws of descent and distribution, and during the director's life may be exercised only by the director.

     The number and kind of shares subject to the Plan and to options granted under the Plan shall be subject to adjustment as follows: (a) in the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the option shall be proportionately adjusted; (b) in the event of any merger, consolidation or other reorganization of the Company with any other corporation or corporations, there shall be substituted for each share of common stock then subject to the option the number and kind of shares of stock or other securities or cash or other property into which each outstanding share of common stock of the Company shall be converted by such merger, consolidation or reorganization; and (c) in the event of any other relevant change in the capitalization of the Company, the Board of Directors shall provide for an equitable adjustment in the number of shares of common stock then subject to the option. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted.

     Options granted under the Plan shall be evidenced by a certificate, signed by the President or a Vice President of the Company.

     The Plan may be amended or discontinued by the Board of Directors at any time. No such action shall change or impair any option previously granted without the optionee's consent.

     10. Effective Date. The Plan was adopted by the Board of Directors and approved by stockholders in 1991, and amended by action of the Board of Directors and stockholders in 1995. The 1997 amendments to the Plan were adopted by the Board of Directors on January 25, 1997 and ordered to be submitted to the stockholders of the Company for their approval; they will become effective when so approved. The Board of Directors granted Additional Options covering an aggregate of 30,000 shares on January 25, 1997, subject to approval of the 1997 amendments by stockholders.

PROXY                                                                   PROXY


                             LINDBERG CORPORATION
         6133 NORTH RIVER ROAD, SUITE 700 - ROSEMONT, ILLINOIS  60018

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints G. H. Bodeen, L. G. Thompson and S. S. Penley as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Lindberg Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on April 25, 1997, or any adjournment thereof. A majority (or if only one, then that one) of the above Proxies (or their substitutes) present and acting at the meeting shall have all of the powers conferred hereby.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     If no direction is made, this proxy will be voted FOR the director nominees listed on the reverse side and FOR Proposal 2.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                              LINDBERG CORPORATION

                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                      USING DARK INK ONLY. [Darkened oval]

     The board of directors recommends that stockholders vote FOR the director nominees listed below and FOR Proposal 2.


                                               For     Withhold   For All
1. ELECTION OF DIRECTORS --                    All       All      Except the nominee whose name appears below.
   Nominees:  J. W. Puth and L. G. Thompson   [oval]   [oval]      [oval]
                                                                               ----------------------------
2. AMENDMENTS TO THE 1991 STOCK                 For     Against   Abstain
   OPTION PLAN FOR DIRECTORS                  [oval]   [oval]      [oval]

3. IN THEIR DISCRETION, ON ANY OTHER
   MATTERS THAT MAY PROPERLY
   COME BEFORE THE MEETING.

                                           Please sign exactly as name or names
                                           appear below.  Joint owners should
                                           each sign personally.  If you sign
                                           as agent or in any other
                                           representative capacity, please
                                           state the capacity in which you
                                           sign.  Attorneys should submit
                                           powers of attorney.


                                                   Date: _________________, 1997

                                           Signature(s)
                                                       -------------------------

                                           -------------------------------------


                            YOUR VOTE IS IMPORTANT.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                                       2